Exhibit 99.1

ECOARK AWARDED $115 MILLION IN LAWSUIT AGAINST WALMART

Walmart found liable on three claims in lawsuit filed by Zest Labs Inc.

Jury unanimously awards Ecoark Holdings, Inc. $115 million in damages

SAN ANTONIO, Texas – April 12, 2021 – Ecoark Holdings, Inc. ("Ecoark" or the “Company”) (OTC: ZEST) announces that on Friday, April 9, 2021, a Little Rock, Arkansas jury awarded Ecoark and its wholly owned subsidiary, Zest Labs Inc. (“Zest”) a total of $115 million in damages in a lawsuit against Bentonville-based Walmart Inc. (“Walmart”) (NYSE: WMT), the world's largest company as measured by annual revenue1.

Walmart was found liable on three claims from the original lawsuit filed in August 2018. Specifically, the federal jury found that Walmart misappropriated Zest’s trade secrets, failed to comply with a written contract, and acted willfully and maliciously in misappropriating Zest’s trade secrets. In addition to the $65 million in compensatory damages, the award includes $50 million in punitive damages for Walmart’s willful and malicious conduct.

The lawsuit accused Walmart of using and disclosing trade secrets of Zest relating to reducing and fighting the worldwide problem of fresh food loss and waste. One-third of all fresh food is thrown away as waste before consumption. Peter Mehring, CEO of Zest Labs made the following comment after the verdict. “We are grateful that the jury understood and acknowledged the evidence that supported Zest’s claims. This outcome further validates the unique and valuable solutions that Zest Labs built, and underscores the strength of our intellectual property.”

The case was Zest Labs, Inc. et. al. v Walmart, Inc. case number 4:18-cv-500-JM, in the United States District Court for the Eastern District of Arkansas, Central Division.

Randy May, Chairman and Chief Executive Officer of Ecoark, had the following to say in the Arkansas Times, as originally posted on Saturday, April 10, 2021.

“We are happy that we had our day in court and that the jury found that Walmart misappropriated our trade secrets and breached the agreement between the parties. The damages awarded were strongly supported by the evidence. The jury verdict also allows us to file motions seeking attorneys’ fees and costs. We do not believe Walmart has any basis to appeal the verdict and doing so will only confirm that the judgment was proper. Intellectual property is key to America’s modern economy. The jury understood that protecting trade secrets is the right thing to do and critical to future business operations in Arkansas. We plan to file an appeal of some of the Judge’s pre-trial rulings to make sure that Walmart is held fully accountable for its actions. The appeal will allow Ecoark and Zest to seek additional liability and damages findings against Walmart to ensure that innovative businesses are protected from misappropriation of their technologies.” Walmart ordered to pay $115 million for breach of contract, stealing trade secrets - Arkansas Times (arktimes.com)

1 According to the Fortune Global 500 list in the year 2020.

Ecoark and Zest intend to file post-trial motions in the coming weeks to add an award of their attorneys’ fees as the prevailing party in the litigation. Ecoark will provide additional updates on this lawsuit and award in the coming weeks.

Ecoark and Zest were represented by Michael Simons, Todd Landis and Fred Williams of Williams Simons & Landis PLLC. Williams Simons & Landis PLLC is an IP litigation boutique headquartered in Austin, Texas with lawyers in Texas, New York, Pennsylvania and Colorado. After decades of litigating complex IP disputes at some of the largest law firms in the country, the founding partners created WSL to provide clients an innovative team of lawyers dedicated to achieving client goals in courtrooms across the country. WSL trial lawyers bring a unique mix of technical expertise and trial experience that produces results like Friday’s verdict. https://www.wsltrial.com/

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. The company has three wholly owned subsidiaries: Zest Labs, Inc. (“Zest Labs”), Banner Midstream Corp (“Banner Midstream”) and Trend Discovery Holdings (“Trend Discovery”). Zest Labs, offers the Zest FreshTM solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the amount of food loss the U.S. experiences each year. Banner Midstream is engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi. Banner Midstream also provides transportation and logistics services and procures and finances equipment to oilfield transportation services contractors. Trend Discovery invests in a select number of early-stage startups each year as part of the fund’s Venture Capital strategy; we are open-minded investors with a founder-first mentality. Trend Discovery LP has an audited track record of uncorrelated outperformance of the S&P 500 since inception. ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Contact:

Investor Relations:

Marc Silverberg, ICR

marc.silverberg@icrinc.com